Exhibit 1

                       [Deloitte & Touche LLP Letterhead]


CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the inclusion in Pan American Silver Corp.'s Annual Report on Form 40-F/A (Amendment No. 2) for the year ended December 31, 2004, of our Independent Registered Chartered Accountants' Report dated February 11, 2005 (March 8, 2006 as to the effects of the restatement described in Note 3) (the "Report") and to the reference to us under the heading "Principal Accountant Fees and Services" in the referenced Form 40-F/A (Amendment No. 2).

We also consent to the incorporation by reference in the Registration Statement on Form F-10 (File No. 333-122152) of the Report.


/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia
Canada
April 5, 2006